Exhibit 99.1


    City National Corporation Reports Second-Quarter Net Income of $52.2 Million or $1.03 Per Share for the Second Quarter of 2004

    LOS ANGELES--(BUSINESS WIRE)--July 14, 2004--

          Net Income Grew 13 Percent or 11 Percent Per Share
                       from Second Quarter 2003

    City National Corporation (NYSE:CYN), parent company of wholly owned City National Bank, today reported net income of $52.2 million, or $1.03 per share, for the second quarter of 2004 compared with $46.1 million, or $0.93 per share, for the second quarter of 2003 and $50.9 million, or $1.00 per share, for the first quarter of 2004.
    For the first half of 2004, City National Corporation recorded net income of $103.1 million, or $2.03 per share, compared with $89.7 million, or $1.80 per share, reported for the first half of 2003.

    HIGHLIGHTS

    -- Average deposits were up 14 percent with average core deposits up 18 percent for the second quarter of 2004 from the second quarter a year ago due to growth throughout the bank.

    -- Second quarter average loans surpassed $8.0 billion for the first time, up 3 percent from the same period last year. Period-end loan balances at June 30, 2004 of $8.1 billion increased $242.8 million, or 3 percent from $7.9 billion at December 31, 2003 net of payoffs of $98.7 million in dairy loans as a result of the company exiting this industry as previously announced.

    -- No provision for credit losses was recorded for the second quarter of 2004, a result of continued strong credit quality and an adequate current level of allowance for credit losses. Recoveries slightly exceeded charge-offs for the quarter. Nonaccrual loans as of June 30, 2004, were $41.8 million, down 40 percent from June 30, 2003, and down 2 percent from March 31, 2004.

    -- Average securities for the second quarter of 2004 were up 25 percent from the same period a year ago due to deposit growth outpacing loan growth. Second-quarter average securities were up 4 percent from the first quarter of 2004 but period-end securities declined $104.1 million from March 31, 2004 to June 30, 2004.

    -- Noninterest income for the second quarter of 2004 rose 7 percent over the same period a year ago due primarily to higher trust and investment fees.

    "Continued very good credit quality, coupled with strong growth in deposits and wealth management revenue, again helped produce solid double-digit earnings growth in the first half of 2004 over 2003," said Chief Executive Officer Russell Goldsmith. "In addition we are seeing some increase in the pace of loan growth, a trend which should continue in the second half of the year as the California economy and business confidence continue to improve."


                        For the three months         For the
                                ended                  three
                               June 30,                months
Dollars in millions,                            %      ended      %
                        ---------------------
except per share                              Change March 31,  Change
                            2004       2003             2004
----------------------- ---------- ---------- ------ ---------- ------
Earnings Per Share         $1.03      $0.93      11     $1.00       3
Net Income                  52.2       46.1      13      50.9       3
Average Assets          13,211.6   11,914.9      11  12,606.8       5
Return on Average
 Assets                     1.59 %     1.55 %     3      1.62 %    (2)
Return on Average
 Equity                    17.07      16.33       4     16.75       2


    As previously disclosed, in 2004 the company is continuing its practice, adopted in the fourth quarter of 2003, of not recognizing tax benefits associated with its real estate investment trusts ("REITS"). Second-quarter 2003 results included $2.7 million in net income, or $0.05 per share, from tax benefits of the company's two REITS.
    The Bank's prime rate was 4.25 percent as of June 30, 2004, an increase of 25 basis points over last year. However, the increase became effective on June 30, 2004 and did not impact 2004 second quarter results.

    ASSETS

    Average assets for the second quarter of 2004 were higher than the second quarter of 2003, primarily due to an increase in average securities, loans, and federal funds sold. Total assets at June 30, 2004 increased 9 percent to $13.5 billion from $12.4 billion at June 30, 2003, and increased 2 percent from $13.2 billion at March 31, 2004.

    REVENUES

    Revenues (net interest income plus noninterest income) for the second quarter of 2004 increased 5 percent to $180.5 million compared with $172.2 million for the second quarter of 2003 due to higher net interest income and trust and investment fees. Revenues were up 2 percent from the first quarter of 2004.

    NET INTEREST INCOME

    Fully taxable-equivalent net interest income for the second quarter of 2004 was $135.6 million, compared with $130.8 million for the second quarter of 2003 and $134.3 million for the first quarter of 2004. The net interest margin was 17 basis points lower than the first quarter of 2004 due primarily to investing in lower yielding, shorter term securities.


                        For the three months         For the
                                ended                  three
                               June 30,                months
                                                %      ended      %
                        ---------------------
Dollars in millions                           Change March 31,  Change
                            2004       2003             2004
----------------------- ---------- ---------- ------ ---------- ------
Average Loans           $8,053.9   $7,793.9       3  $7,886.3       2
Average Securities       3,601.0    2,873.8      25   3,462.5       4
Average Deposits        11,121.5    9,774.9      14  10,533.5       6
Average Core Deposits   10,310.7    8,763.1      18   9,621.2       7
Fully Taxable-
 Equivalent
Net Interest Income        135.6      130.8       4     134.3       1
Net Interest Margin         4.49 %     4.79 %    (6)     4.66 %    (4)

    Compared with the prior-year second-quarter averages, residential first mortgage loans rose 18 percent, commercial real estate mortgage loans rose 6 percent, real estate construction loans rose 15 percent, and commercial loans decreased 8 percent partially due to payoffs of dairy loans. Compared with the prior quarter, all categories increased except commercial loans.
    Period-end June 30, 2004 loans increased $157.9 million from March 31, 2004, reflecting growth in residential first mortgage, commercial real estate mortgage, and real estate construction loans.
    Average core deposits represented 93 percent of the total average deposit base for the second quarter of 2004, compared with 90 percent for the second quarter of 2003 and 91 percent for the first quarter of 2004. New clients and higher client balances maintained as deposits to pay for services contributed to the year-over-year growth of deposits.
    As part of the company's long-standing asset-liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings remained at the same $1.1 billion notional value at March 31, 2004. Notional value as of June 30, 2003 was $1.0 billion.

    NONINTEREST INCOME

    Second-quarter 2004 noninterest income was 7 percent higher than the second quarter of 2003 and 4 percent higher than the first quarter of 2004 due primarily to higher trust and investment fees. As a percentage of total revenues, noninterest income was 27 percent for the second quarter of 2004, compared with 26 percent for both the second quarter of 2003 and the first quarter of 2004.

    Wealth Management


                             At or for the          At or for
                                                        the
                          three months ended           three
                               June 30,               months
                                                %      ended     %
                          -------------------
Dollars in millions                           Change March 31, Change
                              2004      2003            2004
------------------------- --------- --------- ------ --------- ------

Trust and Investment Fee
 Revenue                     $16.7     $12.2     37     $15.6      7
Brokerage and Mutual Fund
 Fees                          9.4       9.3      1       8.7      7
Assets Under
 Administration           31,749.9  26,237.3     21  30,532.3      4
Assets Under Management
 (1)(2)                   14,567.2  12,531.3     16  14,339.3      2

(1) Included above in assets under administration
(2) Excludes $3,275 and $3,591 million of assets under management for the CCM minority owned asset managers as of June 30, 2004 and March 31, 2004, respectively

    Assets under management at June 30, 2004 increased from the same period last year primarily due to new business, aided by strong relative investment performance and higher market values. Trust and investment fees increased over the second quarter of 2003 primarily due to higher balances under management or administration. Increases in market values are reflected in fee income primarily on a trailing-quarter basis. Brokerage and mutual fund fees in the second quarter increased over the first quarter of 2004 due in part to fees recognized as a co-manager of the California Economic Recovery Bond and a participant in the Puerto Rico Commonwealth General Obligation Bond issues.

    Other Noninterest Income

    Cash management and deposit transaction fees increased 1 percent for the second quarter of 2004 over the same quarter last year. Compared with the first quarter of 2004, second-quarter 2004 cash management and deposit transaction fees decreased 1 percent due to annual fees recognized in arrears having been recorded in the first quarter of 2004.
    International service fees for the second quarter of 2004 were essentially unchanged over the prior year quarter and decreased 2 percent from the first quarter of 2004 primarily due to lower import letters of credit fees.
    Second-quarter 2004 other income was 17 percent lower than the second quarter of 2003 primarily due to the lower loan product fees and 2 percent higher than the first quarter of 2004.
    For the second quarter of 2004, $0.9 million in gains on the sale of loans, assets and debt repurchase and gains on the sale of securities were realized, compared to $1.3 million for the second quarter of 2003 and $0.6 million for the first quarter of 2004.

    NONINTEREST EXPENSE

    Second-quarter 2004 noninterest expense of $95.7 million was up 5 percent compared to $91.3 million for the second quarter of 2003 and up 1 percent from $94.5 million for the first quarter of 2004. The year-over-year increase primarily relates to higher staff cost including base salaries, incentives, and benefit costs including restricted stock costs. Restricted stock awards continue to replace a portion of the stock option grants that are part of the company's equity compensation program.
    For the second quarter of 2004, the efficiency ratio was 52.72 percent compared with 52.53 percent for the second quarter of 2003, and 53.39 percent for the first quarter of 2004.

    INCOME TAXES

    The second-quarter 2004 effective tax rate was 37.5 percent, compared with 36.6 percent for all of 2003. The effective tax rate reflects changes in the mix of tax rates applicable to income before tax. Quarterly comparisons with the first three quarters of 2003 were impacted by the real estate investment trust ("REIT") state tax benefits which were included in net income in the first three quarters of 2003 and were reversed in the fourth quarter of 2003.
    As previously reported, the California Franchise Tax Board ("FTB") has taken the position that certain REIT and registered investment company ("RIC") tax deductions will be disallowed under new California law adopted in the fourth quarter of 2003. While management continues to believe that the tax benefits realized in previous years were appropriate, the company deemed it prudent to participate in the statutory Voluntary Compliance Initiative-Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax benefits, and permitting the company to claim a refund for these years while avoiding certain potential penalties. The company retains potential exposure for assertion of an accuracy-rated penalty should the FTB prevail in its position, in addition to the risk of not being successful in its refund claims for taxes and interest. As of June 30, 2004, the company reflected a $36.4 million net state tax receivable for the years 2000, 2001 and 2002 after giving effect to reserves for loss contingencies on the refund claims, or an equivalent of $23.7 million after giving effect to Federal tax benefits. Although management intends to aggressively pursue its claims for REIT and RIC refunds for the 2000 to 2003 tax years, no outcome can be predicted with certainty and an adverse outcome on the refund claims could result in a loss of all or a portion of the $23.7 million net state tax receivable after giving effect to Federal tax benefits.

    FIRST-HALF RESULTS

    First-half 2004 results of $103.1 million, or $2.03 per share, rose from $89.7 million, or $1.80 per share in the first half of 2003 attributable to the following:

    -- Average deposits grew 13 percent and core deposits went up 17 percent.

    -- Average loans increased by $91.5 million, or 1 percent. Residential first mortgage loans rose 14 percent, commercial real estate mortgage loans rose 5 percent, real estate construction loans rose 9 percent and commercial loans decreased 9 percent partially due to the payoff of dairy loans.

    -- Revenues increased 6 percent attributable to the rise of both net interest income and noninterest income. Noninterest income as a percentage of total revenues was 26 percent for the first half of 2004 compared with 25 percent for the first half of 2003.

    -- No provision for credit losses was recorded on continued strong credit quality.

    -- Noninterest income grew 13 percent from $84.0 million to $94.8 million. This increase is attributable to increased trust and investment fees from higher assets under management or administration and the operations of Convergent Capital Management, LLC ("CCM"). CCM results were included for the entire first half of 2004 while the acquisition affected only the second quarter of 2003. The acquisition was completed on April 1, 2003.

    -- Noninterest expense was up 8 percent from $176.7 million to $190.2 million partly because of the acquisition of CCM.

    -- First-half results included no tax benefits of the company's two REITS. First-half 2003 results included $5.5 million in net income, or $0.11 per share, from tax benefits of the company's two REITS.

    CREDIT QUALITY

    The company made no provision for credit losses in the first half of 2004. This was attributable to the continued strong credit quality of its portfolio, low level of net charge-offs, and management's ongoing assessment of the credit quality of the portfolio, modest loan growth and an improving economic environment. Management believes the allowance for credit losses is adequate to cover risks in the portfolio at June 30, 2004.


                                At or for the
                                three months            At or
                                    ended               for the
                                                         three
                                  June 30,             months
                                                  %      ended    %
                              -----------------
Dollars in millions                             Change  March   Change
                                                         31,
                                2004     2003            2004
----------------------------- -------- -------- ------ -------- ------
Provision For Credit Losses       $-    $11.5    (100)     $-       0
Net Loan Charge-Offs               -     10.1    (100)    0.9    (100)
Annualized Percentage of  Net
 Charge-offs
 to Average Loans                  - %   0.52 %  (100)   0.05 %  (100)
Nonperforming Assets           $41.8    $69.6     (40)  $42.7      (2)
Percentage of Nonaccrual
 Loans
and ORE to Total Loans and
 ORE                            0.51 %   0.92 %   (45)   0.54 %    (6)
Allowance for Credit Losses   $165.1   $170.9      (3) $165.1       0
Percentage of Allowance for
 Credit
   Losses to Outstanding
    Loans                       2.03 %   2.25 %   (10)   2.07 %    (2)
Percentage of Allowance for
 Credit
   Losses to Nonaccrual Loans 394.71   246.37      60  386.29       2

    At June 30, 2004, approximately 25 percent of the nonperforming assets were loans to Northern California clients, and 25 percent were five dairy credits. The remaining 50 percent were loans to other borrowers with no major industry concentrations.
    At June 30, 2004, the company's loan portfolio included approximately $453.1 million of loans managed in Northern California offices. In addition, the portfolio included approximately $53.0 million in outstanding dairy loans, an industry which as previously announced, the company expects to exit. It is now anticipated that the company can do so at minimal cost over the next six months, a shorter period than previously anticipated, due to higher milk prices.

    OUTLOOK

    Management has increased its expectations of the growth of net income per share for 2004 from approximately 7 to 9 percent to approximately 8 to 10 percent higher than net income per share for 2003. This is based on current economic conditions and the current outlook for the remainder of 2004, the 25 basis point increase in interest rates effective June 30, 2004, and the updated business indicators below:

    --  Average loan growth 4 to 6 percent

    --  Average deposit growth 7 to 10 percent

    --  Net interest margin 4.50 to 4.70 percent

    --  Provision for credit losses $0 million to $10 million

    --  Noninterest income growth 6 to 8 percent

    --  Noninterest expense growth 6 to 8 percent

    --  Effective tax rate 36 to 38 percent

    CAPITAL LEVELS

    Total risk-based capital and Tier 1 risk-based capital ratios at June 30, 2004 were 14.81 percent and 11.11 percent, compared with the minimum "well capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio at June 30, 2004 was
7.69 percent. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at March 31, 2004 were 14.43 percent, 10.67 percent and 7.61 percent, respectively.
    Average shareholders' equity to average assets at June 30, 2004 was 9.3 percent compared to 9.5 percent at June 30, 2003 and 9.7 percent at March 31, 2004.
    Accumulated other comprehensive income was a loss of $38.4 million compared to income of $39.8 million and $32.2 million as of June 30, 2003 and March 31, 2004, respectively. The decline related primarily to the impact of the increase in long and medium term interest rates on the securities portfolio during the period. The increase in interest rates also contributed to the average duration of total available-for-sale securities at June 30, 2004 increasing to 3.8 years compared to 3.1 years at March 31, 2004 and 2.3 years at June 30, 2003.

    STOCK REPURCHASE

    The company has authorization to repurchase 1,009,500 of its outstanding shares as of June 30, 2004. On March 24, 2004, City National Corporation's Board of Directors authorized the repurchase of one million additional shares of City National Corporation stock, following completion of the company's previous buyback initiatives. On January 22, 2003, the Board of Directors had authorized a one-million-share stock buyback program. This program was completed during the first quarter of 2004 with the repurchase of 249,900 shares at an average cost of $58.23. The average cost for the entire one-million-share buyback program was $46.41 per share. On July 15, 2003, the Board of Directors authorized the repurchase of 500,000 additional shares of City National Corporation stock, following completion of the company's January 22, 2003 buyback initiative. Under this plan, 490,500 shares have been repurchased at an average cost of $59.68 per share including 7,400 shares that were repurchased during the second quarter of 2004 at an average cost of $59.91 per share, leaving 9,500 shares remaining for repurchase before the initiation of the new one-million-share program. The shares purchased under the buyback programs will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were 1,268,452 treasury shares at June 30, 2004.

    CONFERENCE CALL

    City National Corporation will host a conference call this afternoon to discuss results for the second quarter of 2004. The call will begin at 2:00 p.m. PDT. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (888) 482-0024 and enter pass code 36903977. A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.cnb.com. There, it will be archived and available for 12 months.

    ABOUT CITY NATIONAL

    City National Corporation (NYSE: CYN) is a financial services company with $13.5 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank(R), City National provides banking, investment and trust services through 53 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City. The company and its affiliates manage or administer more than $31 billion of client trust and investment assets.
    For more information about City National, visit the company's Website at cnb.com.
    This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.
    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) the unknown economic impact of state, county and city budget issues, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the company's market, (5) other-than-expected credit losses, (6) earthquake or other natural disasters impacting the condition of real estate collateral, (7) the effect of acquisitions and integration of acquired businesses, and (8) the impact of changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly California tax legislation enacted last year and the December 31, 2003 announcement by the FTB regarding the taxation of REITs and RICs. Management cannot predict at this time the extent of the economic recovery, and a slowing or reversal could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.
    For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the year-ended March 31, 2004, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."


Conference Call
Today 2:00 p.m. PDT
(888) 482-0024
Pass code 36903977


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (unaudited)
(Dollars in thousands, except per share amount)
----------------------------------------------------------------------

                                   June 30,                March 31,
                      -----------------------------------
                         2004         2003      % Change     2004
                      ------------ ------------ --------- ------------
Assets
  Cash and due from
   banks                 $485,208     $451,291         8     $472,541
  Federal funds sold      595,000      650,000        (8)     519,000
  Due from banks -
   interest bearing        76,890       30,402       153       34,570
  Securities            3,547,650    3,050,319        16    3,651,722
  Loans (net of
   allowance for
   credit losses of
   $165,117; $170,927
   and $165,072)        7,960,379    7,419,299         7    7,802,567
  Other assets            808,773      753,522         7      740,124
                      ------------ ------------           ------------
    Total assets      $13,473,900  $12,354,833         9  $13,220,524
                      ============ ============           ============

Liabilities and
 Shareholders' Equity
  Noninterest-bearing
   deposits            $5,809,241   $4,916,678        18   $5,525,627
  Interest-bearing
   deposits             5,645,678    5,250,128         8    5,609,050
                      ------------ ------------           ------------
    Total deposits     11,454,919   10,166,806        13   11,134,677
  Federal funds
   purchased and
   securities sold
   under repurchase
   agreements              94,898      167,084       (43)      88,063
  Other short-term
   borrowed funds          50,125      115,125       (56)      50,125
  Subordinated debt       286,896      318,282       (10)     300,758
  Other long-term debt    224,488      283,954       (21)     239,804
  Other liabilities /
   minority interest      134,765      158,892       (15)     167,167
                      ------------ ------------           ------------
    Total liabilities  12,246,091   11,210,143         9   11,980,594
  Shareholders' equity
    Common stock,
     paid-in capital,
     retained
     earnings,
     treasury shares
     and deferred
     equity
     compensation       1,266,227    1,104,909        15    1,207,693
    Accumulated other
     comprehensive
     income (loss)        (38,418)      39,781       N/M       32,237
                      ------------ ------------           ------------
    Total
     shareholders'
     equity             1,227,809    1,144,690         7    1,239,930
                      ------------ ------------           ------------
  Total liabilities
   and shareholders'
   equity             $13,473,900  $12,354,833         9  $13,220,524
                      ============ ============           ============

  Book value per share     $25.05       $23.77         5       $25.54

  Number of shares at
   period end          49,015,117   48,156,797         2   48,553,409


CONSOLIDATED STATEMENT OF INCOME (unaudited)
(Dollars in thousands, except per share amount)
----------------------------------------------------------------------

                                        For the three months ended
                                                 June 30,
                                     ---------------------------------
                                           2004        2003  % Change
                                     ----------- ----------- ---------
Interest income                        $145,178    $144,333         1
Interest expense                        (12,903)    (17,209)      (25)
                                     ----------- -----------
Net interest income                     132,275     127,124         4
Provision for credit losses                   -     (11,500)     (100)
                                     ----------- -----------
Net interest income after provision
 for credit losses                      132,275     115,624        14
Noninterest income                       48,266      45,052         7
Noninterest expense                     (95,655)    (91,316)        5
Minority interest                        (1,306)     (1,065)       23
                                     ----------- -----------
Income before taxes                      83,580      68,295        22
Income taxes                            (31,380)    (22,214)       41
                                     ----------- -----------
Net income                              $52,200     $46,081        13
                                     =========== ===========
Net income per share, basic               $1.07       $0.95        13
                                     =========== ===========
Net income per share, diluted             $1.03       $0.93        11
                                     =========== ===========
Dividends paid per share                 $0.320      $0.205        56
                                     =========== ===========


Shares used to compute per share net
 income, basic                       48,795,998  48,307,675

Shares used to compute per share net
 income, diluted                     50,924,581  49,524,367


                                         For the six months ended
                                                 June 30,
                                     ---------------------------------
                                           2004        2003  % Change
                                     ----------- ----------- ---------
Interest income                        $288,975    $290,009         -
Interest expense                        (25,728)    (34,668)      (26)
                                     ----------- -----------
Net interest income                     263,247     255,341         3
Provision for credit losses                   -     (29,000)     (100)
                                     ----------- -----------
Net interest income after provision
 for credit losses                      263,247     226,341        16
Noninterest income                       94,836      84,028        13
Noninterest expense                    (190,186)   (176,728)        8
Minority interest                        (2,906)     (1,540)       89
                                     ----------- -----------
Income before taxes                     164,991     132,101        25
Income taxes                            (61,893)    (42,365)       46
                                     ----------- -----------
Net income                             $103,098     $89,736        15
                                     =========== ===========
Net income per share, basic               $2.11       $1.85        14
                                     =========== ===========
Net income per share, diluted             $2.03       $1.80        13
                                     =========== ===========
Dividends paid per share                 $0.640      $0.410        56
                                     =========== ===========


Shares used to compute per share net
 income, basic                       48,763,761  48,543,331

Shares used to compute per share net
 income, diluted                     50,863,824  49,824,223


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)
----------------------------------------------------------------------

Period end                         June 30,                March 31,
                      -----------------------------------
                         2004         2003      % Change     2004
                      ------------ ------------ --------- ------------
Loans
  Commercial           $3,077,689   $3,232,780        (5)  $3,163,312
  Residential first
   mortgage             2,114,335    1,736,442        22    1,977,952
  Commercial real
   estate mortgage      2,057,489    1,895,964         9    2,004,860
  Real estate
   construction           782,435      653,063        20      741,637
  Installment              93,548       71,977        30       79,878
                      ------------ ------------           ------------
    Total loans        $8,125,496   $7,590,226         7   $7,967,639
                      ============ ============           ============

Deposits
  Noninterest-bearing  $5,809,241   $4,916,678        18   $5,525,627
  Interest-bearing,
   core                 4,854,545    4,251,204        14    4,760,018
                      ------------ ------------           ------------
    Total core
     deposits          10,663,786    9,167,882        16   10,285,645
  Time deposits -
   $100,000 and over      791,133      998,924       (21)     849,032
                      ------------ ------------           ------------
    Total deposits    $11,454,919  $10,166,806        13  $11,134,677
                      ============ ============           ============

Credit Quality
  Nonaccrual loans and
   ORE
    Nonaccrual loans      $41,833      $69,377       (40)     $42,733
    ORE                         -          173      (100)           -
                      ------------ ------------           ------------
  Total nonaccrual
   loans and ORE          $41,833      $69,550       (40)     $42,733
                      ============ ============           ============

  Total nonaccrual
   loans and ORE to
   total loans and ORE       0.51         0.92       (45)        0.54

  Loans past due 90
   days or more on
   accrual status            $153       $5,853       (97)      $5,057
                      ============ ============           ============


                     For the three months ended    For the six months
                                                          ended
Allowance for               June 30,                     June 30,
 Credit
 Losses
             ---------------------------- ----------------------------
                                   %                            %
                 2004      2003   Change      2004      2003   Change
             --------- --------- -------- --------- --------- --------
Beginning
 balance     $165,072  $169,480       (3) $165,986  $164,502        1
  Provision
   for credit
   losses           -    11,500     (100)        -    29,000     (100)
  Charge-offs  (9,600)  (14,211)     (32)  (13,949)  (29,093)     (52)
  Recoveries    9,645     4,158      132    13,080     6,518      101
             --------- ---------          --------- ---------
 Net (charge-
  offs) /
  recoveries       45   (10,053)    (100)     (869)  (22,575)     (96)
             --------- ---------          --------- ---------
Ending
 Balance     $165,117  $170,927       (3) $165,117  $170,927       (3)
             ========= =========          ========= =========

Total net
 charge-offs
 to average
 loans
 (annualized)    0.00     (0.52)    (100)    (0.02)    (0.58)     (97)

Allowance for
 credit
 losses to
 total loans                                  2.03      2.25      (10)
Allowance for
 credit
 losses to
 nonaccrual
 loans                                      394.71    246.37       60


                           For the three months   For the six months
                                   ended                 ended
                                 June 30,              June 30,
                           --------------------- ---------------------
                           2004  2003  % Change  2004  2003  % Change
                           ----- ----- --------- ----- ----- ---------
Yields and Rates for the
 Period
  Loans                    5.37 %5.80 %      (7) 5.42 %5.89 %      (8)
  Securities               4.44  4.82        (8) 4.51  5.03       (10)
  Interest-earning assets  4.92  5.42        (9) 5.01  5.58       (10)
  Interest-bearing deposits0.70  0.96       (27) 0.70  1.01       (31)
  Other borrowings         1.91  2.40       (20) 1.94  2.31       (16)
  Total interest bearing
   liabilites              0.81  1.13       (28) 0.82  1.16       (29)
  Net interest margin      4.49  4.79        (6) 4.57  4.93        (7)


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)
----------------------------------------------------------------------

                                         For the three months ended
                                                  June 30,
                                      --------------------------------
                                                                   %
                                            2004        2003   Change
                                      ----------- ----------- --------
Average Balances
Loans
  Commercial                          $3,130,129  $3,402,342       (8)
  Residential first mortgage           2,036,426   1,733,015       18
  Commercial real estate mortgage      2,016,773   1,906,995        6
  Real estate construction               779,349     679,541       15
  Installment                             91,239      71,970       27
                                      ----------- -----------
    Total loans                       $8,053,916  $7,793,863        3
                                      =========== ===========

Securities                            $3,600,997  $2,873,831       25
Due from banks - interest bearing         42,961      26,954       59
Interest-earning assets               12,137,276  10,941,207       11
Assets                                13,211,551  11,914,869       11
Core deposits                         10,310,711   8,763,055       18
Deposits                              11,121,541   9,774,905       14
Shareholders' equity                   1,230,167   1,131,682        9

Noninterest income
  Trust and investment fees              $16,664     $12,192       37
  Brokerage and mutual fund fees           9,367       9,313        1
  Cash management and deposit
   transaction fees                       10,942      10,876        1
  International services                   5,042       5,019        -
  Bank owned life insurance                  715         731       (2)
  Other                                    4,665       5,649      (17)
                                      ----------- -----------
    Subtotal - core                       47,395      43,780        8
  Gain on sale of loans and
   assets/debt repurchase                      -           -       NM
  Gain on sale of securities                 871       1,272      (32)
                                      ----------- -----------
    Total                                $48,266     $45,052        7
                                      =========== ===========

Total revenue                           $180,541    $172,176        5
                                      =========== ===========

Noninterest expense
  Salaries and employee benefits         $59,306     $54,516        9
                                      ----------- -----------
  All Other
    Net occupancy of premises              7,649       7,862       (3)
    Professional                           6,730       6,769       (1)
    Information services                   4,588       4,302        7
    Depreciation                           3,274       3,019        8
    Marketing and advertising              3,812       3,553        7
    Office services                        2,487       2,398        4
    Amortization of intangibles            1,760       2,227      (21)
    Equipment                                636         638        -
    Other operating                        5,413       6,032      (10)
                                      ----------- -----------
      Total all other                     36,349      36,800       (1)
                                      ----------- -----------
        Total                            $95,655     $91,316        5
                                      =========== ===========

Selected Ratios
  For the Period
    Return on average assets                1.59 %      1.55 %      3
    Return on average shareholders'
     equity                                17.07       16.33        5
    Efficiency ratio (1)                   52.72       52.53        -
    Dividend payout ratio                  30.06       21.51       40


                                          For the six months ended
                                                  June 30,
                                      --------------------------------
                                                                   %
                                            2004        2003   Change
                                      ----------- ----------- --------
Average Balances
Loans
  Commercial                          $3,151,138  $3,480,938       (9)
  Residential first mortgage           1,994,365   1,744,861       14
  Commercial real estate mortgage      2,009,253   1,907,770        5
  Real estate construction               728,914     671,791        9
  Installment                             86,453      73,267       18
                                      ----------- -----------
    Total loans                       $7,970,123  $7,878,627        1
                                      =========== ===========

Securities                            $3,531,772  $2,645,670       33
Due from banks - interest bearing         60,655      26,891      126
Interest-earning assets               11,869,575  10,741,276       11
Assets                                12,909,151  11,698,948       10
Core deposits                          9,965,935   8,545,977       17
Deposits                              10,827,508   9,575,481       13
Shareholders' equity                   1,226,092   1,124,667        9

Noninterest income
  Trust and investment fees              $32,252     $18,730       72
  Brokerage and mutual fund fees         $18,093     $18,255       (1)
  Cash management and deposit
   transaction fees                       22,040      21,983        -
  International services                  10,168       9,347        9
  Bank owned life insurance                1,546       1,445        7
  Other                                    9,237      11,664      (21)
                                      ----------- -----------
    Subtotal - core                       93,336      81,424       15
  Gain on sale of loans and
   assets/debt repurchase                      -         102     (100)
  Gain on sale of securities               1,500       2,502      (40)
                                      ----------- -----------
    Total                                $94,836     $84,028       13
                                      =========== ===========

Total revenue                           $358,083    $339,369        6
                                      =========== ===========

Noninterest expense
  Salaries and employee benefits        $118,982    $106,321       12
                                      ----------- -----------
  All Other
    Net occupancy of premises             14,957      14,831        1
    Professional                          12,836      13,205       (3)
    Information services                   9,110       8,555        6
    Depreciation                           6,502       6,138        6
    Marketing and advertising              7,319       6,665       10
    Office services                        4,906       4,968       (1)
    Amortization of intangibles            3,519       4,203      (16)
    Equipment                              1,401       1,304        7
    Other operating                       10,654      10,538        1
                                      ----------- -----------
      Total all other                     71,204      70,407        1
                                      ----------- -----------
        Total                           $190,186    $176,728        8
                                      =========== ===========

Selected Ratios
  For the Period
    Return on average assets                1.61 %      1.55 %      4
    Return on average shareholders'
     equity                                16.91       16.09        5
    Efficiency ratio (1)                   53.05       51.42        3
    Dividend payout ratio                  30.38       22.19       37

  Period End
    Tier 1 risk-based capital ratio        11.11       10.21        9
    Total risk-based capital ratio         14.81       14.45        2
    Tier 1 leverage ratio                   7.69        7.17        7

(1) The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).


    CONTACT: City National Corporation
             Financial/Investors:
             Christopher Carey, 310-888-6777
             Stephen McAvoy, 213-347-2653
             Media:
             Cary Walker, 213-833-4715